UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 20, 2009 (Date of earliest event reported)
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁭	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⁭	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⁭	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
⁭	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

2011 General Rate Case Application

On July 20, 2009, PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (Utility), submitted a draft of its 2011 General Rate Case (GRC) application to the Division of Ratepayer Advocates (DRA) of the California Public Utilities Commission (CPUC), along with a notice indicating the Utility’s intent to file the formal application with the CPUC by December 1, 2009.  The Utility’s broad goals in this GRC are to fund continued investments in safe and reliable service, meet the economic needs of the communities served by the Utility, and work toward a greener, smarter energy future consistent with state and national goals for long-term environmental sustainability.

The critical driver of the Utility’s request in this GRC will be the need to invest in energy infrastructure to meet customers’ expectations for service quality.  Over the three years covered by this rate case (2011-2013), the Utility estimates that it will need to spend an average of about $2.7 billion in capital expenditures annually on these infrastructure improvements, especially replacement of gas and electric systems that are at or near the end of their useful lives.  The Utility also needs adequate funds to continue to safely operate, maintain and upgrade generation plants to serve growing demand.

In the 2011 GRC, the CPUC will determine the amount of authorized base revenues that the Utility may collect from its customers to recover its basic business and operational costs for gas and electric distribution and electric generation operations for the period from 2011 through 2013.  These revenue requirements are determined based on a forecast of costs for 2011.  The draft application indicates that the Utility plans to request a revenue increase for 2011 of $1.069 billion, or 6.5%, above the 2010 total revenue forecast.

 The Utility plans to request that the CPUC adopt new flexible cost recovery mechanisms by establishing balancing accounts for several categories of costs that are subject to a high degree of volatility based on economic conditions and other uncontrollable factors, including costs incurred to establish new customer connections, uncollectible accounts, and employee healthcare costs.

The Utility also has indicated that it will seek a ratemaking mechanism for 2012 and 2013 designed to increase the Utility's authorized revenues in years between GRCs to reflect increases in rate base due to capital investments in infrastructure, as well as  increases in wages and expenses.  The proposed mechanism also would require revenue requirements to be adjusted to reflect changes in franchise, payroll, income, or property tax rates, as well as new taxes or fees imposed by governmental agencies.  The Utility estimates that this mechanism would result in a revenue requirement increase of approximately $244 million in 2012 and an additional increase of approximately $326 million in 2013.  The Utility would advise the CPUC of the actual amounts of these proposed increases in October 2011 and October 2012 for years 2012 and 2013, respectively.

After the DRA reviews and accepts the draft GRC application, the Utility must wait 60 days to file the formal GRC application with the CPUC.  After hearings are held, a proposed decision would be issued.  A final CPUC decision is expected by the end of 2010.

PG&E Corporation and the Utility are unable to predict what amount of revenue requirements the CPUC will authorize for the period from 2011 through 2013, when a final decision in this proceeding will be received, or how the final decision will impact their financial condition or results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: July 20, 2009	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: July 20, 2009	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary